UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 7, 2013
Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 843-8040

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 7, 2013, the Board of Directors (the “Board”) of Molycorp, Inc., a Delaware corporation (the “Company”), based on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Dr. Michael Schwarzkopf as a Class I Director of the Company to fill the vacancy created by Jack E. Thompson’s previously announced resignation from the Board, to serve until his successor is elected and qualified or until his earlier resignation or removal. Dr. Schwarzkopf presently serves as Chairman of the Executive Board of Plansee Holding AG (“Plansee”), a leading manufacturer of molybdenum, tungsten, tantalum and niobium components.
In the ordinary course of business, Plansee and certain of the Company’s subsidiaries engage in commercial transactions. During 2012 and 2013, a subsidiary of the Company completed certain recycling activities for Plansee and received approximately €251,450 in 2012 and approximately €243,450 through July 31, 2013 from Plansee for such activities. Additionally, during 2012 and 2013, two of the Company’s subsidiaries also purchased certain products from Plansee in the aggregate amount of approximately €97,000 in 2012 and €234,000 through July 31, 2013. Plansee is a privately held Austrian company that is wholly-owned by an Austrian trust, of which Dr. Schwarzkopf and other members of his family are beneficiaries.
Dr. Schwarzkopf initially will not receive any compensation for his service on the Board, but in the future he may receive compensation in the same manner as the Company’s other non-employee Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Kevin W. Johnson
		Name:	Kevin W. Johnson
		Title:	Executive Vice President and General Counsel

Date: August 12, 2013